This report is signed on behalf of the registrant (or depositor or trustee).



City of: Boston          State of: Massachusetts

Date:  December 22, 2015

Name of Registrant, Depositor, or Trustee:    Columbia ETF Trust



/s/ Michael G. Clarke
Michael G. Clarke
Treasurer

Witness
/s/ Julian Quero
Julian Quero
Vice President